Exhibit 10.6

EMPLOYMENT AGREEMENT made March 12, 2009 effective as of April 7, 2009 (the “Effective Date”), among AOL LLC, a Delaware limited liability company and a majority owned subsidiary of Parent (the “Company”), TIME WARNER INC., a Delaware corporation (“Parent”), and Timothy M. Armstrong (“You”).

You, the Company and Parent desire to set forth the terms and conditions of your employment by the Company and agree as follows:

1.    Term of Employment.  Your “term of employment” as this phrase is used throughout this Agreement shall be for the period beginning on the Effective Date and ending on April 7, 2012 (the “Term Date”), subject, however, to earlier termination as set forth in this Agreement.

2.    Employment.

2.1      Employment Terms.  During the term of employment, you shall serve as the Chairman and Chief Executive Officer of the Company before a Transaction and of PublicCo after a Transaction, and you shall have the authority, functions, duties, powers and responsibilities normally associated with such position and such additional authority, functions, duties, powers and responsibilities as may be assigned to you from time to time by Parent consistent with your senior position with the Company. During the term of employment, (i) your services shall be rendered on a substantially full-time, exclusive basis and you will apply on a full-time basis all of your skill and experience to the performance of your duties, (ii) you shall have no other employment and, without the prior written consent of the Chief Executive Officer of Parent (or, upon and following a Transaction (as defined below), the Board of Directors or comparable governing body of PublicCo (as defined below)), no outside business activities which require the devotion of substantial amounts of your time, (iii) you shall report to the Chief Executive Officer of Parent (or, upon and following a Transaction, the Board of Directors or comparable governing body of PublicCo) and (iv) the place for the performance of your services shall be the principal executive offices of the Company in the New York City metropolitan area, which for the purpose of this clause (iv) includes only those locations that are within 30 miles of Manhattan, subject to such reasonable travel as may be required in the performance of your duties. The foregoing shall be subject to the Company’s written policies, as in effect from time to time, regarding vacations, holidays, illness and the like.

2.2      Transaction.  “Transaction” means any transaction pursuant to which (i) the Company (including both the Company’s Audience Business and the Company’s Access Business) becomes a separate publicly traded company from Parent, (ii) the portion of the Company that includes the Company’s Audience Business (but not the Company’s Access Business) becomes a separate publicly traded Company from Parent, (iii) all or substantially all the assets of the Company (including both the Company’s Audience Business and the Company’s Access Business) are transferred to another entity that becomes a separate publicly traded company from Parent, (iv) all or substantially all the assets of the Company’s Audience Business (but not the Company’s Access Business) are transferred to another entity that becomes a separate publicly traded company from Parent, (v) all or substantially all the assets of the Company (including both the Company’s Audience Business and the Company’s Access Business) are transferred to another entity that is not an affiliate of Parent (whether or not publicly traded) or (vi) all or substantially all the assets of the Company’s Audience Business (but not the Company’s Access Business) are transferred to another entity that is not an affiliate of Parent (whether or not publicly traded). “PublicCo” means (a) the Company in the event of a Transaction described in clause (i) or (ii) of the definition thereof or (b) the transferee in the event of a Transaction described in clause (iii), (iv), (v) or (vi) of the definition thereof.

3.    Compensation.

3.1      Base Salary.  The Company shall pay you a base salary at the rate of not less than $1,000,000 per annum during the term of employment (“Base Salary”). The Company may increase, but not decrease, your Base Salary during the term of employment, and upon or promptly following a Transaction, your Base Salary shall be reviewed in light of practices among peer companies of PublicCo and shall be subject to increase in the discretion of PublicCo. Base Salary shall be paid in accordance with the Company’s customary payroll practices.

3.2      Bonus.  In addition to Base Salary, the Company typically pays its executives an annual cash bonus (“Bonus”). Although your Bonus is fully discretionary, your target annual Bonus is $2,000,000, and your maximum Bonus is $4,000,000; provided that your Bonus for 2009 will not be less than $1,500,000. Each year, your personal performance will be considered in the context of your executive duties and any individual goals set for you, and your actual Bonus will be determined. Although as a general matter the Company expects to pay bonuses at the target level in cases of satisfactory individual performance, it does not commit to do so, and your Bonus may be negatively affected by the exercise of the Company’s discretion or by overall Company performance. Your Bonus amount, if any, will be paid to you between January 1 and

March 15 of the calendar year immediately following the performance year in respect of which such Bonus is earned.

3.3      Long Term Incentive Compensation.

3.3.1    Replacement Long Term Incentive Grant and Cash Payments.  In order to compensate you for the equity-based awards that you forfeited when you ceased employment with Google Inc., subject to any required action by Parent’s Board of Directors (or any duly authorized committee thereof), you shall receive the following Parent equity-based awards: (i) a grant of 600,000 Parent restricted stock units on the next date that Parent makes a regular grant of equity-based awards following the Effective Date, which shall in no event be earlier than the date of the Reverse Stock Split (as defined below) and, provided that you commence active employment with the Company on or prior to April 14, 2009, no later than April 30, 2009 (such date, the “First Grant Date”, and such restricted stock units, the “First Replacement RSUs”); (ii) a grant of 600,000 Parent restricted stock units on the first date in 2010 that Parent makes a regular grant of equity-based awards (such date, the “Second Grant Date” and, together with the First Grant Date, a “Grant Date”, and such restricted stock units, the “Second Replacement RSUs” and, together with the First Replacement RSUs, the “Replacement RSUs”); (iii) a grant of 1.4 million Parent stock options with an exercise price equal to the fair market value of the underlying common stock as of the date of grant and a term of 10 years (the “First Replacement Options”) on the First Grant Date; and (iv) a grant of 1.4 million Parent stock options with an exercise price equal to the fair market value of the underlying common stock as of the date of grant and a term of 10 years (the “Second Replacement Options” and, together with the First Replacement Options, the “Replacement Options”) on the Second Grant Date. All equity based awards described in the foregoing sentence are hereinafter referred to as the “Replacement Grants”. Notwithstanding the foregoing, (x) the actual number of awards subject to each Replacement Grant will be reduced to one-third of the number set forth in this Section 3.3.1 in order to reflect the one for three reverse stock split of Parent’s common stock that is expected to occur prior to April 1, 2009 (the “Reverse Stock Split”), and will be further adjusted, as determined by Parent’s Board of Directors (or any duly authorized committee thereof), in its reasonable discretion, to reflect the contemplated distribution by Parent of Parent’s entire interest in Time Warner Cable, Inc. and (y) the number of awards subject to the Replacement Grants made on each Grant Date shall be reduced to the extent that the aggregate grant-date value of the Replacement Options and Replacement RSUs that would otherwise be granted on such Grant Date exceeds $10,000,000. The vesting of the Replacement Grants will be as follows: (a) the First Replacement RSUs will become fully vested on the first anniversary of the First Grant Date and will be settled within 30 days thereafter; (b) the Second Replacement RSUs will become vested 50% on each of the first and second anniversaries of the Second Grant Date and will be settled within 30 days following the relevant vesting date; (c) the First Replacement Options will become vested and exercisable in four equal quarterly installments, to be fully vested and exercisable on the first anniversary of the First Grant Date; and (d) the Second Replacement Options will become vested and exercisable in eight equal quarterly installments, to be fully vested and exercisable on the second anniversary of the Second Grant Date. Except as specifically set forth in this Agreement, in order for the Replacement Grants to vest, you will be required to remain continuously employed by the Company or any affiliate thereof until the relevant vesting date, and in the event that you cease to be employed by the Company or any of its affiliates prior to the relevant vesting date, any unvested Replacement Grants will be immediately forfeited and you will be entitled to no further payment or benefits with respect thereto. For purposes of this Agreement, the term “affiliate”, when used with respect to any entity, shall mean any other entity which, directly or indirectly, controls, is controlled by, or is under common control with, such entity, and, when used with respect to the Company, shall include Parent and its affiliates prior to, on and following the date of a Transaction and shall include any resulting entity or successor entity of the Company following a Transaction. In addition to the Replacement Grants, in order to further compensate you for the value of the equity-based awards that you forfeited when you ceased to be employed by Google Inc., within 30 days following each of the First Grant Date and the Second Grant Date, you shall receive a lump-sum cash payment from the Company equal to the amount, if any, by which $10,000,000 exceeds the aggregate grant-date value of the Replacement RSUs and Replacement Options granted on such Grant Date. For purposes of this Section 3.3.1, the grant-date value of the Replacement RSUs and Replacement Options shall be determined in accordance with Section 3.3.4.

3.3.2    Treatment of Parent Equity-Based Awards in Connection with a Transaction.

3.3.2.1  Spin-Off.  Upon a Transaction described in clause (i), (ii), (iii) or (iv) of the definition thereof, provided that you remain employed by PublicCo or one of its affiliates immediately following such Transaction and subject to any required action by the Board of Directors of Parent and/or PublicCo (or, in each case, a duly authorized committee thereof), all Parent equity-based awards that you then hold will be converted into awards with respect to PublicCo stock (such awards, the “Rollover Awards”), on the same terms and conditions (including vesting) as were applicable to such Parent equity-based awards immediately prior to the Transaction, with equitable adjustments, as determined by Parent’s Board of Directors (or a duly authorized committee thereof), to the number of shares underlying such awards and the exercise price, if applicable, in each case, that preserve the material terms and conditions of such Parent equity-based awards as in effect immediately prior to the Transaction (including, without limitation, the intrinsic value of the awards (if any) as of the date of the Transaction).

3.3.2.2      Sale of the Company.  Upon a Transaction described in clause (v) or (vi) of the definition thereof, in the event that you are employed by the Company immediately prior to the Transaction but do not remain employed by PublicCo or one of its affiliates immediately following such Transaction, all Replacement Grants that you then hold will be treated as set forth in Section 7.2.2.2 and all other Parent equity-based awards that you then hold will be treated as set forth in the applicable award agreements. In the event that you remain employed by PublicCo or one of its affiliates immediately following the Transaction, except as set forth in the final sentence of this Section 3.3.2.2, (i) all Replacement RSUs that you then hold will be treated as set forth in Section 7.2.2.2, (ii) all Regular RSUs (as defined in Section 7.2.2.1) that you then hold will be treated as set forth in Section 7.2.2.1 (treating the date of the Transaction as the Effective Termination Date), (iii) all vested and unvested Replacement Options that you then hold will vest and will remain exercisable until the third anniversary of the Transaction (but not beyond the 10-year term of such stock options) and (iv) all vested and unvested Term Options (as defined in Section 7.2.2.1) that you then hold will be treated as set forth in Section 7.2.2.1 (treating the date of the Transaction as the Effective Termination Date), except that the exercise period will expire on the third anniversary of the Transaction (but not beyond the term of such stock options). Notwithstanding the foregoing and subject to the requirements of Section 409A, if you, Parent and PublicCo mutually agree, then your Parent restricted stock units and/or Parent stock options may be treated as set forth in Section 3.3.2.1 above and, in such event, any such awards will be considered Rollover Awards for purposes of this Agreement.

3.3.3    Grant of PublicCo Equity-Based Awards upon a Transaction.

3.3.3.1  Spin-Off.  Upon a Transaction described in clause (i), (ii), (iii) or (iv) of the definition thereof, provided that you remain employed by PublicCo or one of its affiliates immediately following such Transaction and subject to any required action by PublicCo’s Board of Directors (or any duly authorized committee thereof), you shall receive a grant of PublicCo stock options (the “PublicCo Stock Options”) with a per share exercise price equal to the fair market value per share of the common stock of PublicCo, as determined in accordance with the last sentence of Section

3.3.3.3, and an aggregate exercise price equal to 1.5% of the aggregate value of PublicCo’s common stock outstanding, as determined in accordance with the last sentence of Section 3.3.3.3, provided that the maximum aggregate exercise price shall be (a) $50 million in the case of a Transaction described in clause (i) or (iii) of the definition thereof, and (b) $30 million in the case of a Transaction described in clause (ii) or (iv) of the definition thereof. The PublicCo Stock Options will vest and become exercisable one-third on each of the first, second and third anniversaries of the date of the Transaction, if you remain continuously employed by PublicCo or an affiliate thereof until the relevant vesting date. Except as specifically set forth in this Agreement, in the event that you cease to be employed by the Company or any of its affiliates prior to the relevant vesting date, the PublicCo Stock Options will be immediately forfeited and you will be entitled to no further payment or benefits with respect thereto. In addition, upon a Transaction described in clause (i), (ii), (iii) or (iv) of the definition thereof, solely in the case that the value of the Company, as of immediately upon the Transaction, as determined in accordance with the last sentence of Section 3.3.3.3, exceeds the value of the Company as of the Effective Date, (a) if you are employed by PublicCo or one of its affiliates immediately following such Transaction, and subject to any required action by PublicCo’s Board of Directors (or any duly authorized committee thereof), you shall receive a grant of PublicCo restricted stock units (the “PublicCo RSUs”) with a grant-date value equal to 1% of the increase in the value of the Company from the period beginning on the Effective Date and ending immediately upon the Transaction and (b) if you are not employed by PublicCo or one of its affiliates immediately following such Transaction, but you were employed by the Company immediately prior to such Transaction, you shall receive a lump-sum cash payment within 30 days following the Transaction in an amount equal to the grant-date value of the PublicCo RSUs that you would have received pursuant to clause (a) if you had been employed by PublicCo or one of its affiliates immediately following such Transaction. Any PublicCo RSUs that you are granted pursuant to clause (a) of the immediately preceding sentence will become fully vested on the first anniversary of the date of the Transaction and will be settled within 30 days thereafter, if you remain continuously employed by the Company or any affiliate thereof until such first anniversary. Except as specifically set forth in the applicable award agreement, in the event that you cease to be employed by the Company or any of its affiliates prior to such first anniversary, the PublicCo RSUs will be immediately forfeited and you will be entitled to no further payment or benefits with respect thereto.

3.3.3.2  Sale of the Company.  Upon a Transaction described in clause (v) or (vi) of the definition thereof, provided that you are employed by the Company until immediately prior to the Transaction and the value of the

Company immediately upon the Transaction, as determined in accordance with the last sentence of Section 3.3.3.3, exceeds the value of the Company as of the Effective Date, upon the Transaction, you will be entitled to receive either (a) a lump-sum cash payment in an amount equal to 1.5% of the increase in the value of the Company from the period beginning on the Effective Date and ending immediately upon the Transaction or (b) a grant of PublicCo RSUs with a grant-date value equal to the amount described in the immediately preceding clause (a); provided that whether you receive such cash payment or such PublicCo RSUs shall be determined in accordance with this Section 3.3.3.2 and shall be subject to Section 11.17. You shall receive the cash payment (i) in the event that you are employed by PublicCo immediately upon the Transaction, (x) if you elect to receive such cash payment rather than the grant of PublicCo RSUs or (y) if PublicCo decides not to grant to you the PublicCo RSUs, or (ii) in the event that, for any reason, you are not employed by PublicCo immediately upon the Transaction (provided that in such case the cash payment shall be in addition to any severance or other termination benefits you are entitled to under this Agreement). If payable, such cash payment will be made to you within 30 days following the Transaction, subject to Section 11.17. Subject to any required action by PublicCo’s Board of Directors (or a duly authorized committee thereof), you shall receive, immediately upon the Transaction, the grant of PublicCo RSUs, in the event that (1) you are employed by PublicCo immediately upon the Transaction, (2) you elect to receive such PublicCo RSUs in lieu of the cash payment and (3) PublicCo agrees to grant you the PublicCo RSUs. Any PublicCo RSUs that you receive will be subject to the terms (including vesting) that apply to the PublicCo RSUs described in Section 3.3.3.1. The parties hereby agree that in the event of a Transaction described in clause (v) or (vi) of the definition thereof, you will not be entitled to receive a grant of PublicCo stock options as a result of such Transaction.

3.3.3.3  Valuation.  For purposes of determining the amount, if any, of the cash payment or grant of PublicCo RSUs described in Sections 3.3.3.1 and 3.3.3.2, Parent’s Board of Directors (or any duly authorized committee thereof), in its reasonable discretion, shall determine the value of the Company as of the Effective Date and, promptly following the Effective Date, you will have access to such valuation. Such valuation shall be adjusted, as determined by Parent’s Board of Directors in its reasonable discretion, to effectuate the intentions of the parties in Sections 3.3.3.1 and 3.3.3.2, such as, but not necessarily limited to, adjustments for the purchase or sale of assets by the Company, the contribution of cash to the Company by its members or the distribution of cash by the Company to its members, the incurrence, assumption, repayment or elimination of indebtedness without a corresponding increase or decrease of cash related to that indebtedness or any value that Parent’s Board of Directors reasonably determines to be attributable to the Company’s hiring you. The value of the Company immediately upon the Transaction shall be the actual price paid for the Company upon a sale, merger or other acquisition and the market capitalization of PublicCo upon a spin-off transaction.

3.3.4    Other.  For purposes of Section 3.3.1, the grant-date value of each Replacement RSU shall be equal to the per share closing price of the underlying stock on the applicable Grant Date and the grant-date value of each Replacement Option shall be equal to one third of the per share exercise price of such Replacement Option. The grant-date values of the PublicCo RSUs described in Sections 3.3.3.1 and 3.3.3.2 will be determined with reference to the fair market value of PublicCo’s common stock immediately upon the Transaction using any reasonable method or methods determined by the Board of Directors of Parent or PublicCo, respectively (or, in either case, a duly authorized committee thereof). Except in the case of the Rollover Awards pursuant to Section 3.3.2, all stock options that are granted pursuant to this Section 3.3 shall be granted at an exercise price that is equal to the fair market value of the underlying common stock on the applicable grant date. Except as specifically set forth in this Agreement, the terms of such awards will be set forth in award agreements that are substantially consistent with the terms that are typically applicable to equity-based awards granted to executives of Parent or PublicCo, respectively. Notwithstanding any provision of this Section 3, Parent and PublicCo shall be permitted to grant shares of restricted stock (or other similar awards) in lieu of restricted stock units and stock appreciation rights (or other similar awards) in lieu of stock options, so long as there is not a materially adverse tax impact to you.

3.4      Indemnification.  You shall be entitled throughout the term of employment (and after the end of the term of employment, to the extent relating to service during the term of employment) to the benefit of the indemnification provisions contained on the date hereof in the Operating Agreement of the Company (which, notwithstanding Section 11.5, shall continue to mean the Operating Agreement of AOL LLC upon and following a Transaction) (not including any amendments or additions after the Effective Date that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions) and, upon and following a Transaction, the indemnification provisions contained in the certificate of incorporation and bylaws (or other governing documents) of PublicCo. You shall also have coverage under the Parent’s D&O Insurance for any acts and/or omissions during the course of your employment prior to a Transaction.

4.    Termination.

4.1      Termination for Cause.  The Company may terminate the term of employment and all of the Company’s obligations under this Agreement, other than its obligations set forth below in this Section 4.1, for “cause”. Termination by the Company for “cause” shall mean termination because of your (a) conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised), (b) willful failure or refusal without proper cause to perform your duties with the Company, including your obligations under this Agreement (other than any such failure resulting from your incapacity due to physical or mental impairment), (c) misappropriation, embezzlement or reckless or willful destruction of Company property, (d) breach of any statutory or common law duty of loyalty to the Company, (e) intentional and improper conduct materially prejudicial to the business of the Company or any of its affiliates, or (f) breach of any of the covenants provided for in Section 8 hereof. Such termination shall be effected by written notice thereof delivered by the Company to you and shall be effective as of the date of such notice; provided, however, that if (i) such termination is because of your willful failure or refusal without proper cause to perform any one or more of your obligations under this Agreement, (ii) such notice is the first such notice of termination for any reason delivered by the Company to you under this Section 4.1, and (iii) within 15 days following the date of such notice you shall cease your refusal and shall use your best efforts to perform such obligations, the termination shall not be effective.

In the event of termination by the Company for cause, without prejudice to any other rights or remedies that the Company may have at law or in equity, the Company shall have no further obligation to you other than (i) to pay Base Salary through the effective date of the termination of employment (the “Effective Termination Date”), (ii) to pay any Bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the Effective Termination Date, and (iii) with respect to any rights you have pursuant to any insurance or other benefit plans or arrangements of the Company. Payment of any such unpaid Base Salary and Bonus due under this Section 4.1 shall be made within thirty (30) days of such Effective Termination Date. You hereby disclaim any right to receive a pro rata portion of any Bonus with respect to the year in which such termination occurs.

4.2      Termination by You for Material Breach by the Company or Parent and Termination by the Company Without Cause.  Unless previously terminated pursuant to any other provision of this Agreement and unless a Disability Period shall be in effect, you shall have the right, exercisable by written notice to the Company, to terminate the term of employment under this Agreement with an Effective Termination Date 30 days after the date of such notice, if, at the time of the giving of such notice, the Company or, solely with respect to Parent’s obligations hereunder, Parent, is in material breach of its obligations under this Agreement; provided, however, that, with the exception of clauses (ii) and (iii) below, this Agreement shall not so terminate if such notice is the first such notice of termination delivered by you pursuant to this Section 4.2 and within such 30-day period the Company shall have cured all such material breaches; and provided further, that such notice is provided to the Company within 90 days after the occurrence of such material breach. A material breach by the Company shall include, but not be limited to, (i) the Company’s violating Section 2 with respect to authority, title, reporting lines, duties, or place of employment, (ii) the Company’s failing to cause any successor to all or substantially all of the business and assets of the Company expressly to assume the obligations of the Company under this Agreement and (iii) in all cases other than Section 7.2.2.1, (a) the failure of Parent to publicly announce, prior to the 18-month anniversary of the Effective Date, its intention to consummate a Transaction immediately upon the consummation of which PublicCo shall be a viable public company or (b) Parent’s retaining the right to appoint a majority of the members of PublicCo’s Board of Directors after a Transaction. The Company shall have the right, exercisable by written notice to you delivered before the date which is 60 days prior to the Term Date, to terminate your employment under this Agreement without cause, which notice shall specify the Effective Termination Date; provided that such Effective Termination Date shall not occur on or prior to the Second Grant Date. If such notice is delivered on or after the date which is 60 days prior to the Term Date, the provisions of Section 4.3 shall apply.

4.2.1    In the event of a termination of employment pursuant to this Section 4.2 (a “termination without cause”), you shall receive (i) Base Salary and a pro rata portion of your Average Annual Bonus (as defined below) through the Effective Termination Date, (ii) any Bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the Effective Termination Date, (iii) any amounts with respect to any rights you have pursuant to any insurance or other benefit plans or arrangements of the Company and (iv) any payments with respect to the Parent and PublicCo equity-based awards that you then hold, solely to the extent set forth in Section 7.2.2. Your Average Annual Bonus shall be equal to the average of the regular annual bonus amounts (excluding the amount of any special or spot bonuses) in respect of the two calendar years during the most recent three calendar years for which the annual bonus received by you from the Company was the greatest; provided, however, if the Company has previously paid you no annual Bonus, then your Average Annual Bonus shall equal your target Bonus and if the Company has previously paid you one annual Bonus, then your Average Annual Bonus shall equal the average of such Bonus and your target Bonus. Your pro rata Average Annual Bonus pursuant to this Section 4.2.1 shall be paid to you at the times set forth in Section 4.6.

4.2.2    Subject to Section 11.17, promptly following the date that the release of claims described in Section 4.4 becomes effective and irrevocable (but in no event more than 90 days following the Effective Termination Date), you shall receive a lump-sum cash payment equal to the amount that you would have received if you had continued to be treated as an employee of the Company for a period ending on the date that is the later of (i) the Term Date and (ii) 24 months after the Effective Termination Date (the “Severance Term Date”), and during such period you had been entitled to receive (a) Base Salary (on the Company’s normal payroll payment dates as in effect immediately prior to the Effective Termination Date) at an annual rate equal to your Base Salary in effect immediately prior to the notice of termination, and (b) an annual Bonus in respect of each calendar year or portion thereof (in which case a pro rata portion of such Bonus will be payable) during such period equal to your Average Annual Bonus. Except as provided in the next sentence, if you accept other full-time employment prior to the Severance Term Date or notify the Company in writing of your intention to terminate your status as an employee during such period, you shall cease to be treated as an employee of the Company for purposes of your rights to receive certain post-termination benefits under Section 7.2, effective upon the commencement of such other employment or the date specified by you in such notice, whichever is applicable (the “Equity Cessation Date”). Notwithstanding the foregoing, if you accept employment with any not-for-profit entity or governmental entity, then you may continue to be treated as an employee of the Company for purposes of your rights to receive certain post-termination benefits pursuant to Section 7.2; and if you accept full-time employment with any affiliate of the Company, prior to the Severance Term Date, then prior to commencing employment, you will be required to repay the Company an amount in cash equal to the value of the lump-sum cash severance payment that you received pursuant to the first sentence of this Section 4.2.2, multiplied by a fraction, (x) the numerator of which is the number of full months then remaining prior to the Severance Term Date and (y) the denominator of which is the aggregate number of full months from the Effective Termination Date to the Severance Term Date.

4.3      After the Term Date.    If at the Term Date, the term of employment shall not have been previously terminated pursuant to the provisions of this Agreement, no Disability Period is then in effect and the parties shall not have agreed to an extension or renewal of this Agreement or on the terms of a new employment agreement, then the term of employment shall continue on a month-to-month basis and you shall continue to be employed by the Company pursuant to the terms of this Agreement, subject to termination by either you or the Company on 60 days written notice delivered to the other party (which notice may be delivered by either party at any time on or after the date which is 60 days prior to the Term Date). If the Company shall terminate the term of employment on or after the Term Date for any reason (other than for cause as defined in Section 4.1, in which case Section 4.1 shall apply), which the Company shall have the right to do so long as no Disability Date (as defined in Section 5) has occurred prior to the delivery by the Company of written notice of termination, then such termination shall be deemed for all purposes of this Agreement to be a “termination without cause” under Section 4.2 and the provisions of Sections 4.2.1 and 4.2.2 shall apply.

4.4      Release.    A condition precedent to the Company’s obligation to make or continue the payments associated with a termination without cause shall be your execution and delivery of a release in the form attached hereto as Annex A, as such form may be updated by the Company to reflect changes in applicable law. If you shall fail to execute and deliver such release, or if you revoke such release as provided therein, then in lieu of the payments provided for herein, you shall receive a severance payment determined in accordance with the Company’s policies relating to notice and severance reduced by the aggregate amount of severance payments paid pursuant to this Agreement, if any, prior to the date of your refusal to deliver, or revocation of, such release.

4.5      No Mitigation/No Offset.    The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, and, except as explicitly set forth in the final sentence of Section 4.2.2 and in Section 7.2.2, such amounts shall not be reduced or required to be repaid whether or not you obtain other employment.

4.5.1    Limitation on Certain Payments.    Notwithstanding any other provision of this Agreement:

4.5.1.1 In the event the Company (or its successor) determines, based on the advice of an independent nationally recognized public accounting firm engaged by the Company, that part or all of the consideration, compensation or benefits to be paid to you under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to you under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times your “base amount”, as defined in Section 280G(b)(3) of the Code (the “Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to you or for your benefit shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Base Amount (the “Reduced Amount”) at your sole election, and if you do not elect to take the Reduced Amount, you shall be entitled to receive the full amount of such benefits and payments as are provided for herein without limitation.

4.5.1.2   If the determination made pursuant to Section 4.5.1.1 results in a reduction of the payments that would otherwise be paid to you except for the application of Section 4.5.1.1, such reduction in payments shall be first applied to reduce any cash severance payments that you would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting you to additional taxation under Section 409A of the Code. Within ten days following such determination, the Company shall pay or distribute to you or for your benefit such amounts as are then due to you under this Agreement and shall promptly pay or distribute to you or for your benefit in the future such amounts as become due to you under this Agreement.

4.5.1.3.   As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company that should not have been made under Section 4.5.1.1 (an “Overpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, the Company shall have no liability or obligation to you for any excise taxes, interest or penalty that you are required to pay as a result of such final determination.

4.6      Payments.    Except as specifically set forth in this Section 4, payments of Base Salary and Bonus required to be made to you after any termination shall be made at the same times as such payments otherwise would have been paid to you pursuant to Sections 3.1 and 3.2 if you had not been terminated, subject to Section 11.17.

5.    Disability.

5.1      Disability Payments.    If during the term of employment and prior to the delivery of any notice of termination without cause, you become physically or mentally disabled, whether totally or partially, so that you are prevented from performing your usual duties for a period of six consecutive months, or for shorter periods aggregating six months in any twelve-month period, the Company shall, nevertheless, continue to pay your full compensation through the last day of the sixth consecutive month of disability or the date on which the shorter periods of disability shall have equaled a total of six months in any twelve-month period (such last day or date being referred to herein as the “Disability Date”), subject to Section 11.17. If you have not resumed your usual duties on or prior to the Disability Date, the Company shall pay you a pro rata Bonus (based on your Average Annual Bonus) for the year in which the Disability Date occurs and thereafter shall pay you disability benefits for the period ending on the later of (i) the Term Date or (ii) the date which is twelve months after the Disability Date (in the case of either (i) or (ii), the “Disability Period”), in an annual amount equal to 75% of (a) your Base Salary at the time you become disabled and (b) the Average Annual Bonus, in each case, subject to Section 11.17.

5.2      Recovery from Disability.    If during the Disability Period you shall fully recover from your disability, the Company shall have the right (exercisable within 60 days after notice from you of such recovery), but not the obligation, to restore you to full-time service at full compensation. If the Company elects to restore you to full-time service, then this Agreement shall continue in full force and effect in all respects and the Term Date shall not be extended by virtue of the occurrence of the Disability Period. If the Company elects not to restore you to full-time service, you shall be entitled to obtain other employment, subject, however, to the following: (i) you shall perform advisory services during any balance of the Disability Period; and (ii) you shall comply with the provisions of Sections 8 and 9 during the Disability Period. The advisory services referred to in clause (i) of the immediately preceding sentence shall consist of rendering advice concerning the business, affairs and management of the Company as requested by the Chief Executive Officer or other senior officer of the Company but you shall not be required to devote more than five days (up to eight hours per day) each month to such services, which shall be performed at a time and place mutually convenient to both parties. Any income from such other employment shall not be applied to reduce the Company’s obligations under this Agreement.

5.3      Other Disability Provisions.    The Company shall be entitled to deduct from all payments to be made to you during the Disability Period pursuant to this Section 5 an amount equal to all disability payments received by you during the Disability Period from Worker’s Compensation, Social Security and disability insurance policies maintained by the Company; provided, however, that for so long as, and to the extent that, proceeds paid to you from such disability insurance policies are not includible in your income for federal income tax purposes, the Company’s deduction with respect to such payments shall be equal to the product of (i) such payments and (ii) a fraction, the numerator of which is one and the denominator of which is one less the maximum marginal rate of federal income taxes applicable to individuals at the time of receipt of such payments. All payments made under this Section 5 after the Disability Date are intended to be disability payments, regardless of the manner in which they are computed. Except as otherwise provided in this Section 5, the term of employment shall continue during the Disability Period and you shall be entitled to all of the rights and benefits provided for in this Agreement, except that Sections 4.2 and 4.3 shall not apply during the Disability Period, and unless the Company has restored you to full-time service at full compensation prior to the end of the Disability Period, the term of employment shall end and you shall cease to be an employee of the Company at the end of the Disability Period and shall not be entitled to notice and severance or to receive or be paid for any accrued vacation time or unused sabbatical.

6.    Death.    If you die during the term of employment, this Agreement and all obligations of the Company to make any payments hereunder shall terminate except that your estate (or a designated beneficiary) shall be entitled to receive Base Salary to the last day of the month in which your death occurs and Bonus compensation (at the time bonuses are normally paid) based on the Average Annual Bonus, but prorated according to the number of whole or partial months you were employed by the Company in such calendar year.

7.    Other Benefits.

7.1      General Availability.    To the extent that (a) you are eligible under the general provisions thereof (including without limitation, any plan provision providing for participation to be limited to persons who were employees of the Company or certain of its subsidiaries prior to a specific point in time) and (b) the Company maintains such plan or program for the benefit of its executives, during the term of your employment with the Company, you shall be eligible to participate in any savings plan, or similar plan or program and in any group life insurance, hospitalization, medical, dental, accident, disability or similar plan or program of the Company now existing or established hereafter. In addition, you shall be entitled, during the term of employment, to receive the fringe benefits and perquisites generally available to all Parent’s other divisional chief executive officers from time to time. A list of these fringe benefits and perquisites, determined as of the date hereof, was provided to you prior to the date hereof. Prior to a Transaction, you will be able to use all of these fringe benefits and perquisites, including the Corporate aircraft for business purposes, in accordance with Parent’s policy and procedures as in effect from time to time.

7.2      Benefits After a Termination or Disability.

7.2.1    Continued Benefits.  After the Effective Termination Date of a termination of employment pursuant to Section 4.2 and prior to the Severance Term Date or during the Disability Period, you shall continue to be treated as an employee of the Company for purposes of eligibility to participate in the Company’s health and welfare benefit plans other than disability programs and to receive the health and welfare benefits (other than disability programs) required to be provided to you under this Agreement to the extent such health and welfare benefits are maintained in effect by the Company for its executives. After the Effective Termination Date of a termination of employment pursuant to Section 4 or during a Disability Period, you shall not be entitled to any additional awards or grants under any stock option, restricted stock or other stock-based incentive plan of Parent (or, upon and following a Transaction, of PublicCo) and you shall not be entitled to continue elective deferrals in or accrue additional benefits under any qualified or nonqualified retirement programs maintained by the Company or Parent. At the Severance Term Date, your rights to benefits and payments under any health and welfare benefit plans or any insurance or other death benefit plans or arrangements of the Company shall be determined in accordance with the terms and provisions of such plans.

7.2.2    Treatment of Outstanding Equity-Based Awards.

7.2.2.1  Parent Equity-Based Awards other than Replacement Grants.  At the Severance Term Date or, if earlier, the Equity Cessation Date, your rights to benefits and payments under any stock option, restricted stock, stock appreciation right, bonus unit, management incentive or other long-term incentive plan of Parent (other than with respect to the Replacement Grants) shall be determined in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock or other awards were granted. However, notwithstanding the foregoing or any more restrictive provisions of such plan or agreement, if your employment is terminated as a result of a termination pursuant to Section 4.2, subject to Section 4.4, then (i) all stock options to purchase shares of Parent common stock granted to you prior to a Transaction, including, without limitation, any Rollover Awards, but excluding any Replacement Options (such stock options, the “Term Options”), shall continue to vest, and any such vested Term Options shall remain exercisable (but not beyond the 10-year term of such Term Options), through the earlier of the Severance Term Date or the Equity Cessation Date; (ii) except if you shall then qualify for retirement under the terms of the applicable stock option agreement and would receive more favorable treatment under the terms of the stock option agreement, (x) all Term Options that would have vested on or before the Severance Term Date (or the comparable date under any employment agreement that amends, replaces or supersedes this Agreement) shall vest and become immediately exercisable on the earlier of the Severance Term Date or the Equity Cessation Date, and (y) all your vested Term Options shall remain exercisable for a period of three years after the earlier of the Severance Term Date or the Equity Cessation Date (but not beyond the 10-year term of such stock options); and (iii) the Company shall not be permitted to determine that your employment was terminated for “unsatisfactory performance” within the meaning of any stock option agreement between you and Parent entered into prior to a Transaction. With respect to awards of restricted stock units with respect to shares of Parent common stock granted to you prior to a Transaction, including, without limitation, any Rollover Awards, but excluding any Replacement RSUs (such awards of restricted stock units, “Regular RSUs”), held at the Effective Termination Date of a termination of employment pursuant to Section 4.2, subject to Section 4.4 and potential further delay in payment pursuant to Section 11.17, (i) if you are eligible for retirement treatment at the Effective Termination Date, then for all awards of Regular RSUs that contain special accelerated vesting upon retirement, the vesting of the Regular RSUs will accelerate upon, and the shares of Parent common stock will be paid to you promptly following, the date the release described in Section 4.4 becomes effective and irrevocable (but in no event will such payment be made more than 90 days following the Effective Termination Date), and (ii) if you are not eligible for retirement treatment at the Effective Termination Date, then the treatment of the Regular RSUs will be determined at the earlier of the Severance Term Date or the Equity Cessation Date in accordance with the terms of the applicable award agreement(s), but the shares of Parent common stock underlying any vested Regular RSUs will not be paid to you until promptly following the next regular vesting date(s) for such award(s) of Regular RSUs.

7.2.2.2  Replacement Grants.   If your employment is terminated as a result of a termination pursuant to Section 4.2, subject to Section 4.4, the following treatment shall apply to the Replacement Grants: (i) subject to any potential delay in payment pursuant to Section 11.17, all then outstanding Replacement RSUs will become immediately vested and nonforfeitable and will be paid to you promptly following the date that the release described in Section 4.4 becomes effective and irrevocable (but in no event more than 90 days following the Effective Termination Date); (ii) all then outstanding Replacement Options will become immediately vested and nonforfeitable; (iii) all such Replacement Options will remain exercisable for a period of three years after the earlier of the Severance Term Date and the Equity Cessation Date (but

not beyond the 10-year term of such Replacement Options); and (iv) neither the Company nor Parent shall be permitted to determine that your employment was terminated for “unsatisfactory performance” within the meaning of any equity-based award agreement governing the Replacement Grants.

7.2.2.3.  PublicCo Equity-Based Awards.   If your employment is terminated following a Transaction as a result of a termination pursuant to Section 4.2, subject to Section 4.4, all outstanding PublicCo equity-based awards (excluding Rollover Awards) that you then hold shall be treated as determined by PublicCo’s Board of Directors (or any duly authorized committee thereof), except that (i) any outstanding PublicCo Stock Options granted to you pursuant to Section 3.3.3.1 shall be treated no less favorably than the Term Options would be treated pursuant to Section 7.2.2.1 and (ii) any outstanding PublicCo RSUs granted to you pursuant to Section 3.3.3.1 or 3.3.3.2 shall be treated like the Replacement RSUs, as set forth in Section 7.2.2.2.

7.3      Payments in Lieu of Other Benefits.  In the event the term of employment and your employment with the Company is terminated pursuant to any section of this Agreement, you shall not be entitled to notice and severance under the Company’s general employee policies or, except as otherwise required by applicable law, to be paid for any accrued vacation time or unused sabbatical, the payments provided for in such sections being in lieu thereof.

7.4      Life Insurance. During your employment with the Company, the Company shall (i) provide you with $50,000 of group life insurance and (ii) pay you annually an amount equal to 2x the premium you would have to pay to obtain life insurance under the Group Universal Life (“GUL”) insurance program made available by the Company in an amount equal to $4,000,000. The Company shall pay you such amount not later than March 15 of the calendar year following any calendar year in which you are entitled to this amount. You shall be under no obligation to use the payments made by the Company pursuant to the preceding sentence to purchase GUL insurance or to purchase any other life insurance. If the Company discontinues its GUL insurance program, the Company shall nevertheless make the payments required by this Section 7.4 as if such program were still in effect. The payments made to you hereunder shall not be considered as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement, profit-sharing or other benefit plan of the Company or any subsidiary of the Company.

8.    Protection of Confidential Information; Non-Compete.

8.1      Confidentiality Covenant.  You acknowledge that your employment by the Company (which, for purposes of this Section 8.1 (other than Section 8.1.3) shall mean the Company, Parent and their respective affiliates) will, throughout the term of employment, bring you into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development. You further acknowledge that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that the business of the Company is international in scope, that its products and services are marketed throughout the world, that the Company competes in nearly all of its business activities with other entities that are or could be located in nearly any part of the world and that the nature of your services, position and expertise are such that you are capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, you covenant and agree:

8.1.1    You shall keep secret all confidential matters of the Company and shall not disclose such matters to anyone outside of the Company, or to anyone inside the Company who does not have a need to know or use such information, and shall not use such information for personal benefit or the benefit of a third party, either during or after the term of employment, except with the Company’s written consent, provided that (i) you shall have no such obligation to the extent such matters are or become publicly known other than as a result of your breach of your obligations hereunder and (ii) you may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process;

8.1.2    You shall deliver promptly to the Company on termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s business, which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control; and

8.1.3    If the term of employment is terminated pursuant to Section 4, for a period of one year after the Effective Termination Date, without the prior written consent of the Company, you shall not employ, and shall not cause any entity of which you are an affiliate to employ, any person who was a full-time employee of the Company at the date of such termination or within six months prior thereto but such prohibition shall not apply to your secretary or executive assistant or to any other employee eligible to receive overtime pay.

8.2      Non-Compete. During the term of employment and for a period of twelve months after (i) the effective date of your retirement or other voluntary termination of employment or (ii) the Effective Termination Date of a termination of employment pursuant to Section 4, you shall not, directly or indirectly, without the prior written consent of the Chief Executive Officer of Parent (or, upon and following a Transaction, the Board of Directors or comparable governing body of PublicCo), render any services to, or act in any capacity for, any Competitive Entity, or acquire any interest of any type in any Competitive Entity; provided, however, that the foregoing shall not be deemed to prohibit you from acquiring, (a) solely as an investment and through market purchases, securities of any Competitive Entity which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than one percent (1%) of the outstanding voting power of that entity and (b) securities of any Competitive Entity that are not publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than three percent (3%) of the outstanding voting power of that entity. For purposes of the foregoing, the following shall be deemed to be a Competitive Entity: (x) during the period that you are actively employed with the Company (which, for purposes of this clause (x), means Parent and its affiliates prior to a Transaction and PublicCo and its affiliates upon and following a Transaction), during the Disability Period, or prior to the Effective Termination Date in the event your employment is terminated pursuant to Section 4, any person or entity that engages in any line of business that is substantially the same as either (i) any line of business which the Company engages in, conducts or, to your knowledge, has definitive plans to engage in or conduct, and has not ceased to engage in or conduct or (ii) any operating business that is engaged in or conducted by the Company as to which, to your knowledge, the Company covenants, in writing, not to compete with in connection with the disposition of such business, and (y) after the Disability Period, the Effective Termination Date in the event of a termination of your term of employment pursuant to Section 4 or the effective date of your retirement or other voluntary termination of employment, any of the following: prior to a Transaction, AT&T Corporation, Bertelsmann A.G., CBS Corporation, Comcast Corporation, The Walt Disney Company, General Electric Corporation, Google Inc., Microsoft Corporation, The News Corporation Ltd., Sony Corporation, Viacom Inc. and Yahoo! Inc., and their respective subsidiaries (solely in the case of such subsidiaries, which engage in the internet service provider, media or entertainment business) and affiliates and any successor to the internet service provider, media or entertainment businesses thereof or, upon and following a Transaction, Google Inc., Microsoft Corporation, Yahoo! Inc., and their respective subsidiaries (solely in the case of such subsidiaries, which engage in the internet service provider, media or entertainment business) and affiliates and any successor to the internet service provider businesses thereof, and any other entity that competes substantially with PublicCo. Notwithstanding the foregoing, nothing contained in this Agreement will prevent you from maintaining the investments that you have disclosed in writing to Parent prior to or on the date hereof, whether or not any such investment is in a Competitive Entity; provided that you cooperate with the Compliance Officers of the Company and Parent to establish procedures to prevent any actual or perceived conflicts of interest related to such investments.

9.    Ownership of Work Product.  You acknowledge that during the term of employment, you may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work Product”), and that various business opportunities shall be presented to you by reason of your employment by the Company. You acknowledge that all of the foregoing shall be owned by and belong exclusively to the Company and that you shall have no personal interest therein, provided that they are either related in any manner to the business (commercial or experimental) of the Company, or are, in the case of Work Product, conceived or made on the Company’s time or with the use of the Company’s facilities or materials, or, in the case of business opportunities, are presented to you for the possible interest or participation of the Company. You shall (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of your inventorship or creation in any appropriate case and at times reasonably convenient for you. You agree that you will not assert any rights to any Work Product or business opportunity as having been made or acquired by you prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by the Company in writing prior to the date hereof.

10. Notices.  All notices, requests, consents and other communications required or permitted to be given under this Agreement shall be effective only if given in writing and shall be deemed to have been duly given if delivered personally or sent by a nationally recognized overnight delivery service, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as the relevant party shall designate by notice in writing to the other in accordance herewith):

10.1    If to the Company prior to a Transaction:

        AOL LLC

        770 Broadway

        New York, New York 10003

        Attention: General Counsel

        If to Parent:

        Time Warner Inc.

        One Time Warner Center

        New York, New York 10019

        Attention: Senior Vice President - Global

        Compensation and Benefits

        (with a copy, similarly addressed

        but Attention: General Counsel)

10.2     If to the Company upon and following a Transaction, to the address of the Company’s corporate headquarters and to the attention of the Company’s most senior human resources officer.

10.3     If to you, to your residence address set forth on the records of the Company, with a copy to Burns & Levinson LLP, 125 Summer Street, Boston, MA 02110 Attn: Josef B. Volman and Stephen D. Brook.

11. General.

11.1     Governing Law.   This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in New York.

11.2     Captions.   The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.3     Entire Agreement.   This Agreement, including Annexes A and B, sets forth the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersedes all prior agreements, arrangements and understandings, written or oral, among the parties.

11.4     No Other Representations.   No representation, promise or inducement has been made by any party that is not embodied in this Agreement, and no party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

11.5     Assignability.   This Agreement and your rights and obligations hereunder may not be assigned by you and except as specifically contemplated in this Agreement, neither you, your legal representative nor any beneficiary designated by you shall have any right, without the prior written consent of the Company, to assign, transfer, pledge, hypothecate, anticipate or commute to any person or entity any payment due in the future pursuant to any provision of this Agreement, and any attempt to do so shall be void and shall not be recognized by the Company. The Company shall assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of the Company’s business and assets, whether by merger, purchase of stock or assets or otherwise, as the case may be. Without limiting the foregoing, the Company shall assign its rights together with its obligations hereunder to PublicCo in connection with any Transaction, and following such Transaction, except as otherwise specifically set forth herein, all references herein to “the Company” shall be deemed to refer to PublicCo. Upon any such assignment, the Company shall cause any such successor expressly to assume such obligations, and such rights and obligations shall inure to and be binding upon any such successor.

11.6     Amendments; Waivers.   This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by each of the parties hereto, or in the case of a waiver, by the party waiving compliance, provided that, except in the case of an amendment to Section 8, 9, 11.7, 11.8 or 11.18, Parent’s written consent shall no longer be required in order to amend the Agreement upon and following a Transaction. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.7     Specific Remedy.   In addition to such other rights and remedies as the Company and Parent may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of Sections 8.1, 8.2, or 9, the Company and Parent shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and Parent.

11.8     Resolution of Disputes.   Except as provided in the preceding Section 11.7, any dispute or controversy arising with respect to this Agreement and your employment hereunder (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) shall, at the election of any party, be submitted to JAMS/ENDISPUTE for resolution in arbitration in accordance with the rules and procedures of JAMS/ENDISPUTE. Any party shall make such election by delivering written notice thereof to the other parties at any time (but not later than 45 days after such parties receive notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 11.8. Any such proceedings shall take place in New York City before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process, before a non-judicial (rather than a judicial) arbitrator, and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS/ENDISPUTE shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the New York courts for this purpose. The prevailing party or parties shall be entitled to recover the costs of arbitration (including reasonable attorney’s fees and the fees of experts) from the losing party or parties. If at the time any dispute or controversy arises with respect to this Agreement, JAMS/ENDISPUTE is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS/ENDISPUTE for the purposes of the foregoing provisions of this Section 11.8. If you shall be the prevailing party in such arbitration, the Company shall promptly pay, upon your demand, all legal fees, court costs and other costs and expenses incurred by you in any legal action seeking to enforce the award in any court.

11.9     Beneficiaries. Whenever this Agreement provides for any payment to your estate, such payment may be made instead to such beneficiary or beneficiaries as you may designate by written notice to the Company. You shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.

11.10   No Conflict; Trade Secrets.

11.10.1         You represent and warrant to the Company and Parent that this Agreement is legal, valid and binding upon you and the execution of this Agreement and the performance of your obligations hereunder does not and will not constitute a breach of, conflict with the terms or provisions of or violate, any agreement or understanding to which you are a party (including, without limitation, any agreement between you and Google Inc. or any of its affiliates and any policy of Google Inc. or any of its affiliates applicable to you). You further represent and warrant that, prior to the date hereof, you have delivered to Parent true, complete and correct copies of all agreements, arrangements and policies applicable to you of which you have or should reasonably be expected to have actual knowledge that relate to trade secrets or confidential information of Google Inc. or any affiliate thereof or that could otherwise prohibit you from performing services for the Company and, in the event that any portion of these representations and warranties is proven to be untrue, the Company shall be permitted to terminate your employment for Cause. In the event that the representations and warranties in the immediately preceding sentence prove to be true, but nevertheless, you are legally prohibited from performing services for the Company as a result of a final, non-appealable permanent injunction that is entered against you in favor of a former employer of yours (which is not Parent, the Company or PublicCo), then your employment will be transferred to Parent or an affiliate thereof (other than the Company) in a divisional chief executive officer position or another position that reports directly to the Chief Executive Officer of Parent, as determined by the Chief Executive Officer of Parent, and such transfer will not be considered a termination of your employment for any purpose of this Agreement or a breach of this Agreement by the Company or Parent for purposes of Section 4.2 or otherwise. In such event, while you remain employed with Parent or such affiliate, you will continue to receive your Base Salary and Bonus in accordance with this Agreement and any Parent equity-based awards that you then hold (including the Replacement Grants) will continue to vest during such employment, but you will not be entitled to any compensation pursuant to Section 3.3.2 or 3.3.3, and no event described in clause (iii) of Section 4.2 will be considered a breach of this Agreement by the Company or Parent. In the event that you are legally prohibited from providing services to the Company as a result of any preliminary ruling (or other ruling that is not final and non-appealable) of a court or other tribunal, the 18-month period set forth in clause (iii) of Section 4.2 shall be deemed to be extended for a period equal to the number of days during which you are prohibited from providing such services but, for purposes of clarity, such prohibition will not be grounds for termination of your employment by the Company pursuant to Section 4.1 .

11.10.2   Provided that the representations and warranties that you have made in this Section 11.10 are true and correct, in the event that any threatened or actual claim is made against you by any former employer of yours resulting from your relationship with Parent, the Company, PublicCo or any of their respective subsidiaries or affiliates (any such claim, a “Claim”), the Company will (i) take the lead in defending you against such Claim and (ii) advance to you amounts to cover expenses (including reasonable attorneys’ fees) incurred in connection with defending against such Claim. Furthermore, provided that the representations and warranties that you have made in this Section 11.10 are true and correct and you have acted in good faith in connection with a Claim, the Company agrees to indemnify and hold you harmless from and against such Claim, including all expenses, liabilities, damages, or losses, including reasonable attorneys’ fees, judgments, fines, penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, and all other costs and obligations, paid or incurred in connection therewith; provided, however, that in order to be entitled to indemnification pursuant to this Section 11.10.2, (i) you shall be required to give the Company written notice of any Claim within twenty-one (21) days following your receipt of notice of such Claim; (ii) to the extent that there is no conflicting interests between you and the Company with respect to such defense or settlement, (a) the Company will have sole choice of legal counsel; (b) the Company will have control of the defense and settlement of such Claim; and (c) you will cooperate in providing assistance as reasonably necessary for the Company to appropriately defend and/or resolve such Claim; (iii) to the extent that there is any conflicting interest between you and the Company with respect to such defense or settlement, you will be entitled to separate legal counsel and participation in the defense and settlement of such Claims which are included in the Company’s indemnification obligations hereunder. Notwithstanding the foregoing, the Company shall have no obligation to indemnify you under this Section 11.10.2 for any amounts paid in settlement of any Claim effected without the Company’s prior written consent. In no event shall any provision of this Section 11.10.2 obligate the Company to indemnify you or make you whole for any losses that result from your inability to be employed by, or receive compensation or benefits from, the Company, Parent or PublicCo.

11.10.3         You shall not use, disclose or bring into the Company or any of its affiliates any trade secret or confidential information of Google Inc. or any affiliate thereof, and the Company and Parent shall not ask you to use, disclose or bring into the Company or any of its affiliates any such trade secret or confidential information, provided that you notify the Company or Parent, as applicable, in the event that the Company or Parent, as applicable, asks for information that you believe would require you to disclose confidential information or trade secret information of Google Inc. or any affiliate thereof.

11.10.4         The Company and Parent represent and warrant to you that this Agreement is legal, valid and binding upon the Company and, where applicable, Parent, and the execution of this Agreement and the performance of the Company’s and Parent’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Company or Parent is a party.

11.11   Conflict of Interest.  Attached as Annex B and made part of this Agreement is the Company Standards of Business Conduct. You confirm that you have read, understand and will comply with the terms thereof and any reasonable amendments thereto. In addition, as a condition of your employment under this Agreement, you understand that you may be required periodically to confirm that you have read, understand and will comply with the Standards of Business Conduct as the same may be revised from time to time.

11.12   Withholding Taxes.  Payments made to you pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.

11.13   No Offset.  No party shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to the other party, whether pursuant to this Agreement or otherwise, and you, the Company and Parent shall make all the payments provided for in this Agreement in a timely manner.

11.14   Severability.  If any provision of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby; provided, however, that the parties shall negotiate in good faith with respect to equitable modification of the provision or application thereof held to be invalid. To the extent that it may effectively do so under applicable law, each party hereby waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

11.15   Survival.   Sections 3.4, 7.3 and 8 through 11 shall survive any termination of the term of employment by the Company for cause pursuant to Section 4.1. Sections 3.4, 4.4, 4.5, 4.6 and 7 through 11 shall survive any termination of the term of employment pursuant to Sections 4.2, 5 or 6.

11.16   Definitions.   The following terms are defined in this Agreement in the places indicated:

      affiliate - Section 3.3.1

      Average Annual Bonus - Section 4.2.1

      Base Amount - Section 4.5.1.1

      Base Salary - Section 3.1

      Bonus - Section 3.2

      cause - Section 4.1

      Code - Section 4.5.1.1

      Company - the first paragraph on page 1, Section 8.1 and Section 8.2

      Competitive Entity - Section 8.2

      Disability Date - Section 5.1

      Disability Period - Section 5.1

      Effective Date - the first paragraph on page 1

      Effective Termination Date - Section 4.1

      Equity Cessation Date - Section 4.2.2

      First Grant Date - Section 3.3.1

      First Replacement Options - Section 3.3.1

      First Replacement RSUs - Section 3.3.1

      Grant Date - Section 3.3.1

      GUL - Section 7.4

      Overpayment - Section 4.5.1.3

      Parachute Amount - Section 4.5.1.1

      PublicCo - Section 2.2

      PublicCo RSUs - Section 3.3.3.1

      PublicCo Stock Options - Section 3.3.3.1

      Reduced Amount - Section 4.5.1.1

      Regular RSUs - Section 7.2.2.1

      Replacement Grants - Section 3.3.1

      Replacement Options - Section 3.3.1

      Replacement RSUs - Section 3.3.1

      Reverse Stock Split - Section 3.3.1

      Rollover Awards - Section 3.3.2

      Second Replacement Options - Section 3.3.1

      Second Replacement RSUs - Section 3.3.1

      Severance Term Date - Section 4.2.2

      Term Date - Section 1

      Term Options - Section 7.2.2.1

      termination without cause – Section 4.2.1

      term of employment - Section 1

      Transaction - Section 2.2

      Work Product - Section 9

11.17   Compliance with IRC Section 409A.   This Agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) you shall not be entitled to any payments or benefits payable hereunder as a result of your termination of employment with the Company that constitute “deferred compensation” under Section 409A of the Code unless such termination of employment qualifies as a “separation from service” within the meaning of Section 409A of the Code (and any related regulations or other pronouncements thereunder), (ii) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company or Parent, as applicable, will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (iii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 11.17; provided that none of the Company, any affiliate thereof or any of their respective employees or representatives shall have any liability to you with respect thereto.

11.18   Notwithstanding any provision of this Agreement to the contrary, if a Transaction is consummated during the period of your employment hereunder, except to the extent specifically set forth in Section 3.3.2.2, all obligations of Parent pursuant to this Agreement shall automatically be deemed to have been satisfied, and Parent shall have no further liabilities or obligations pursuant to this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

AOL LLC

by
/s/ Mark Wainger
	Name:	Mark Wainger
	Title:	Vice President

TIME WARNER INC.

by
/s/ Mark Wainger
	Name:	Mark Wainger
	Title:	Senior Vice President, Global Compensation and Benefits

TIMOTHY M. ARMSTRONG

/s/ Timothy M. Armstrong

ANNEX A

RELEASE

This Release is made by and among Timothy M. Armstrong (“You” or “Your”) and AOL LLC (the “Company”), 770 Broadway, New York, NY 10003 as of the date set forth below in connection with the Employment Agreement, dated March 12, 2009, and effective as of April 7, 2009 (the “Employment Agreement”), and in association with the termination of your employment with the Company.

In consideration of payments made to You and other benefits to be received by You by the Company and other benefits to be received by You pursuant to the Employment Agreement, You, being of lawful age, do hereby release and forever discharge the Company, its successors, related companies, Affiliates, officers, directors, shareholders, subsidiaries, agents, employees, heirs, executors, administrators, assigns, benefit plans, benefit plan sponsors and benefit plan administrators of and from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney’s fees, expenses, or other compensation or damages (collectively, “Claims”), whether known or unknown, which in any way relate to or arise out of your employment with the Company or the termination of Your employment, which You may now have under any federal, state or local law, regulation or order, including without limitation, Claims related to any stock options held by You or granted to You by the Company that are scheduled to vest subsequent to Your termination of employment and Claims under the Age Discrimination in Employment Act (with the exception of Claims that may arise after the date You sign this Release), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act and the Employee Retirement Income Security Act of 1974, as amended, through and including the date of this Release; provided, however, that the execution of this Release shall not prevent You from bringing a lawsuit against the Company to enforce its obligations under the Employment Agreement and this Release.

Notwithstanding anything to the contrary, nothing in this Release shall prohibit or restrict You from (i) making any disclosure of information required by law; (ii) filing a charge with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) challenging the validity of Your release of claims under the Age Discrimination in Employment Act; provided, however, You acknowledge that You cannot recover any monetary damages or equitable relief in connection with a charge brought by You or through any action brought by a third party with respect to the Claims released and waived in the Agreement. Further, notwithstanding the above, You are not waiving or releasing: (i) any claims arising after the Effective Date of this Agreement; (iii)

any claims for enforcement of this Agreement; (iii) any rights or claims You may have to workers compensation or unemployment benefits; (iv) claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plans and applicable law; and/or (v) any claims or rights which cannot be waived by law.

You further state that You have reviewed this Release, that You know and understand its contents, and that You have executed it voluntarily.

You acknowledge that You have been given               days from the date You received a copy of the Release to sign it. You also acknowledge that by signing this Release You may be giving up valuable legal rights and that You have been advised to consult with an attorney. You understand that You have the right to revoke Your consent to the Release for seven days following Your signing of the Release. You further understand that You will not receive any payments or benefits under this Agreement if You do not sign this Release or if You revoke Your consent to the Release within seven days after signing the Release. The Release shall not become effective or enforceable with respect to claims under the Age Discrimination Act until the expiration of the seven-day period following Your signing of this Release. You shall not receive any payments or benefits pursuant to this Agreement until the Release becomes effective. To revoke, You send a written statement of revocation by certified mail, return receipt requested, or by hand delivery. If You do not revoke, the Release shall become effective on the eighth day after You sign it.

Accepted and Agreed to:

_____________________________

Dated:________________________

ANNEX B

AOL CORPORATE

STANDARDS OF BUSINESS CONDUCT